UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(Amendment No. 1)

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

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[  ] Confidential, for Use of the Commission only (as permitted by Rule 14c-5(d)(2))

[  ] Definitive Information Statement

MOUNT KNOWLEDGE HOLDINGS INC.

(Name of Registrant As Specified In Its Charter)

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Mount Knowledge Holdings Inc.

228 Park Avenue S. #56101

New York, NY 10003-1502

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

TO ALL SHAREHOLDERS OF MOUNT KNOWLEDGE HOLDINGS INC.

To the Shareholders of Mount Knowledge Holdings Inc.:

We are sending this notice of stockholder action by written consent of a majority of the shareholders of Mount Knowledge Holdings Inc. (the “Company,” the “Corporation” or “MKHD”) to provide you with notice that a majority of our shareholders have voted to approve the following actions:

1.

Approval of filing of a Certificate of Amendment to the Articles of Incorporation of the Company to increase of the Company’s authorized shares to be issued from 300,0000,000 to 3,300,000,000 shares of capital stock, consisting of 3,000,000,000 shares of Common Stock, and 300,000,000 shares of Preferred Stock of the Company to further the Company’s business plan of completing future acquisitions and financings; and

2.

Approval of up to a 1 for 1000 reverse stock split of the Company’s Common Stock and Preferred Stock, at the sole discretion of the Board of Directors, to more appropriately capitalize the Company and to further the Company’s business plan of completing future acquisitions and financings.

The holders owning approximately 51.35% of the outstanding voting stocks of the Company have executed a written consent in favor of the actions described above that is described in greater detail in the Information Statement accompanying this notice. This consent will satisfy the stockholder approval requirement for the proposed action and allow us to take the proposed action on or about July 28, 2014, or as soon thereafter as practicable in accordance applicable law, including the Nevada Revised Statue (“NRS”).

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Because the written consent of the holders of a majority of our Common and Preferred Stock satisfies any applicable stockholder voting requirement of NRS, and our Certificate of Incorporation and by-laws, we are not asking for a proxy and you are not requested to send one.

Date: July 17, 2014

On behalf of the Board of Directors,

/s/ James D. Beatty

Director

MOUNT KNOWLEDGE HOLDINGS INC.

228 Park Avenue S. #56101

New York, NY 10003-1502

INFORMATION STATEMENT

July 17, 2014

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about June 27, 2014 to the record shareholders of Mount Knowledge Holdings Inc. at the close of business on June 12, 2014. This Information Statement is being sent to you for information purposes only. No action is requested or required on your part.

As of the close of business on the Record Date, we had 199,996,251 shares of Common Stock and 25,100,000 shares of Series A Convertible Preferred Stock outstanding. Each outstanding share of Common Stock is entitled to one vote per share and each share of Series A Convertible Preferred Stock is entitled to one vote per share.

This Information Statement constitutes notice to our shareholders of corporate action by shareholders without a meeting as required by the Nevada General Corporation Law.

INTRODUCTION

This information statement is being furnished to all holders of the Common Stock and Preferred Stock of MKHD.

The Board of Directors has recommended and the majority shareholder of MKHD has adopted resolutions to effect the actions listed below in Item 1 of this Information Statement. This Information Statement is being filed with the Securities and Exchange Commission and is provided to MKHD’ shareholders pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended.

We are a corporation organized under the laws of Nevada. We are a 1934 Act company with stock registered pursuant to Section 12(g), quoted on the Over the Counter Bulletin Board (OTCBB), under the symbol "MKHD". Additional information about us can be found in our public filings that can be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov, or at other Internet sites such as http://www.freeedgar.com, as well as by such other means from the offices of the SEC.

AMENDMENT TO ARTICLES OF INCORPORATION

The Amendment is intended to reflect the reverse split and to increase the number of shares of common stock and preferred stock authorized to be issued in order to make a certain amount of shares available to complete one or more future acquisitions and subsequent financings, and to further the Company’s business plan. Currently, we do not have any plan for acquisitions and financings.

INCREASE IN AUTHORIZED SHARES

At the effective time of the Amendment to Company’s Articles of Incorporation, the Company’s authorized shares will increase from 300,0000,000 to 3,300,000,000 shares of capital stock, consisting of 3,000,000,000 shares of common stock, and 300,000,000 shares of preferred stock, respectively.

REVERSE SPLIT

As determined by the Board of Directors, and at such future effective time of a Reverse Split, all of the outstanding shares of our outstanding Common Stock and Preferred Stock will be automatically converted into a smaller number of shares, at the reverse split ratio of up to 1:1000. There would be no corresponding change in the authorized shares of common stock or preferred stock.

THE REASONS FOR A REVERSE SPLIT

A Reverse Split is intended to reduce the number of outstanding shares in an effort to increase the market value of the remaining outstanding shares. In approving a Reverse Split, the Directors considered that the Company's Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. The Directors also believe that most investment funds are reluctant to invest in lower priced stocks.

However, the effect of a Reverse Split upon the market price for the Company's Common Stock cannot be predicted with certainty, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of the Company's Common Stock after a Reverse Split will rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from a Reverse Split. The market price of the Company's Common Stock may also be based on its performance and other factors, some of which may be unrelated to the number of shares outstanding.

POTENTIAL RISKS OF A REVERSE SPLIT

There can be no assurance that the bid price of the Company's Common Stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from a Reverse Split, that a Reverse Split will result in a per share price that will increase its ability to attract employees and other service providers or that the market price of the post-split Common Stock can be maintained. The market price of the Company's Common Stock will also be based on its financial performance, market condition, the market perception of its future prospects and the Company's industry as a whole, as well as other factors, many of which are unrelated to the number of shares outstanding. If the market price of the Company's Common Stock declines after a Reverse Split, the percentage decline as an absolute number and as a percentage of the Company's overall capitalization may be greater than would occur in the absence of a Reverse Split.

POTENTIAL EFFECTS OF A REVERSE SPLIT

General. For each holder of Common Stock or Preferred Stock, the number of shares held will be reduced by a Reverse Split as follows: the number of shares held before the Reverse Split will be divided by up to 1000, or a fraction thereof as determined by the Board of Directors, and if the result has a fractional component, the result will be that each fractional share shall be rounded up to the nearest whole share. By way of example, a shareholder with 100,001 shares of Common Stock and 50,001 shares of Preferred Stock before a Reverse Split will hold 101 shares of Common Stock and 51 shares of Preferred Stock upon completion of a Reverse Split and each fractional share shall be rounded up to the nearest whole share.

Accounting Matters. The par value of the Company’s Common Stock and Preferred Stock would remain unchanged at $0.0001 per share after a Reverse Split. Also the capital account of the Company would remain unchanged, and the Company does not anticipate that any other accounting consequences would arise as a result of a Reverse Split.

Effect on Authorized and Outstanding Shares. Based on the stockholdings at June 12, 2014, there are 199,996,251 shares of Common Stock and 25,100,000 shares of Preferred Stock, issued and outstanding, respectively. As a result of a Reverse Split, the number of shares of capital stock issued and outstanding (as well as the number of shares of Common Stock underlying any options, warrants, convertible debt or other derivative securities) will be reduced to the number of shares of capital stock issued and outstanding immediately prior to the effectiveness of a Reverse Split, divided by up to one thousand (1000). Each fractional share shall be rounded up to the nearest whole share.

There will be 3,000,000,000 shares of Common Stock, and 300,000,000 shares of Preferred Stock authorized before and after a Reverse Split. There will be no change to the number of authorized shares of Common Stock and Preferred Stock as a result of a Reverse Split.

With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of capital stock prior and subsequent to a Reverse Split will remain the same. It is not anticipated that the Company's financial condition, the percentage ownership of management, the number of shareholders, or any aspect of the Company's business would materially change, solely as a result of a Reverse Split. A Reverse Split will be effectuated simultaneously for all of the Company's Common Stock and Preferred Stock and the exchange ratio will be the same for all shares of the Company's Common Stock and Preferred Stock. A Reverse Split will affect all of our shareholders uniformly and will not affect any shareholder's percentage ownership interests in the Company or proportionate voting power. A Reverse Split will not alter the respective voting rights and other rights of shareholders.

Increase of Shares of All Classes of Capital Stock Available for Future Issuance. As a result of a Reverse Split, there will be a reduction in the number of shares of Common Stock and Preferred Stock issued and outstanding and no change to the number of authorized shares of the Company’s Common Stock or Preferred Stock under the Company’s Articles of Incorporation, as amended. Because the number of issued and outstanding shares of Common Stock and Preferred Stock will decrease, the number of shares of Common Stock and Preferred Stock remaining available for issuance in the future will increase.

The table below shows the cumulative effect of the Increase In Authorized Shares and Reverse Split (assuming at 1:1000 reverse split) on our Common Stock and Preferred Stock outstanding at June 12, 2014.

	Prior to Amendment	After Amendment
Shares of common stock
Authorized	200,000,000	3,000,000,000
Issued and Outstanding	199,996,251	199,997
Available for Issuance	3,749	2,999,801,003
Shares of Preferred Stock
Authorized	100,000,000	300,000,000
Issued and Outstanding	25,100,000	25,100
Available for Issuance	74,900,000	299,974,900

Common Stock

Each share of our common stock entitles the owner thereof to vote at the rate of one (1) vote for each share held.

Series A Convertible Preferred Stock

Each share of our Series A Convertible Preferred Stock entitles the owner thereof to vote at the rate of one (1) vote for each share held.

Anti-Takeover Effects

Issuance of additional common stock may have the effect of deterring or thwarting persons seeking to take control of us through a tender offer, proxy fight or otherwise or to bring about removal of incumbent management or a corporate transaction such as a merger. The Increase In Authorized Shares and Revere Split would permit us to issue additional shares of common stock and preferred stock that could dilute the ownership of the holders of our common stock by one or more persons seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination between us and another company. When, in the judgment of the Board, this action will be in the best interests of our shareholders and us, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of us. Such shares also could be privately placed with purchasers favorable to the Board in opposing such action. The existence of the additional authorized shares of our common stock could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares also could be used to entrench current management or deter an attempt to replace the Board by diluting the number or rights of shares held by individuals seeking to control us by obtaining a certain number of seats on the Board. The issuance of shares to certain persons allied with management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of those seeking to cause such removal. The Increase In Authorized Shares is not being undertaken in response to any effort of which the Board is aware to enable anyone to accumulate shares of our common stock and preferred stock or gain control of us or our common stock and preferred stock. The purpose of the Increase In Authorized Shares is to provide us with additional shares of our common stock and preferred stock for acquisitions and other matters and not to provide any anti-takeover defense or mechanism on our behalf.

Other than the Increase In Authorized Shares and Reverse Split, the Board does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the holders of our voting control. While it is possible that our management could use the additional authorized shares of our common stock or our preferred stock to resist or frustrate a third-party transaction that is favored by a majority of the independent shareholders, we have no intent, plans or proposals to use the unissued authorized shares of our common stock or our preferred stock as an anti-takeover mechanism or to adopt other provisions or enter into other arrangements that may have anti-takeover consequences.

While the Increase In Authorized Shares and Reverse Split may have anti-takeover ramifications, the Board believes that the financial flexibility offered by such corporate actions will outweigh the disadvantages. To the extent that these corporate actions may have anti-takeover effects, third parties seeking to acquire us may be encouraged to negotiate directly with the Board, enabling us to consider the proposed transaction in a manner that best serves all of the shareholders' interests.

EFFECTIVENESS OF THE REVERSE SPLIT

A Reverse Split will become effective after the filing with the Department of State of the State of Nevada of the Articles of Amendment to our articles of incorporation. It is expected that such filing will take place on or about the date that is 20 calendar days after the mailing of this Information Statement to stockholders.

Exchange of Certificates After Split. It will not be necessary for stockholders to exchange their old certificates. However, after the effective date of a Reverse Split, those stockholders who wish to obtain new certificates should contact the transfer agent, Island Stock Transfer, 15500 Roosevelt Boulevard, Suite 301, Clearwater FL 33760, Phone: (727) 289-0010.

Tax Impact of the Reverse Split. The following discussion summarizing material federal income tax consequences of a Reverse Split is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date this Information Statement was first mailed to shareholders. This discussion does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies). Stockholders should consult their own tax advisors to determine the particular consequences to them.

The receipt of the Common Stock and Preferred Stock following the effective date of the Reverse Split, solely in exchange for the Common Stock and Preferred Stock held prior to the Reverse Split, will not generally result in recognition of a gain or loss to the shareholders. Although the issue is not free from doubt, additional shares received in lieu of fractional shares, including shares received as a result of the rounding up of fractional ownership, should be treated in the same manner. The adjusted tax basis of a shareholder in the Common Stock or Preferred Stock received after the Reverse Split will be the same as the adjusted tax basis of the Common Stock or Preferred Stock held prior to the Reverse Split exchanged therefor, and the holding period of the Common Stock or Preferred Stock received after the Reverse Split will include the holding period of the Common Stock or Preferred Stock held prior to the Reverse Split exchanged therefor.

No gain or loss will be recognized by the Company as a result of a Reverse Split. The Company's views regarding the tax consequences of a Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts would accept the positions expressed above.

THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PARTICULAR PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY ASSUMES THAT THE SHARES OF COMMON STOCK OR PREFERRED STOCK ARE HELD AS "CAPITAL ASSETS" AS DEFINED IN THE CODE, AND DOES NOT CONSIDER THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY'S SHAREHOLDERS IN LIGHT OF THEIR INDIVIDUAL INVESTMENT CIRCUMSTANCES OR TO HOLDERS WHO MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (SUCH AS DEALERS IN SECURITIES, INSURANCE COMPANIES, FOREIGN INDIVIDUALS AND ENTITIES, FINANCIAL INSTITUTIONS AND TAX EXEMPT ENTITIES). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS ANY CONSEQUENCES OF THE REVERSE SPLIT UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS. THE STATE AND LOCAL TAX CONSEQUENCES OF THE REVERS SPLIT MAY VARY AS TO EACH STOCKHOLDER DEPENDING ON THE STATE IN WHICH SUCH STOCKHOLDER RESIDES. AS A RESULT, IT IS THE RESPONSIBILITY OF EACH SHAREHOLDER TO OBTAIN AND RELY ON ADVICE FROM HIS, HER OR ITS TAX ADVISOR AS TO, BUT NOT LIMITED TO, THE FOLLOWING: (A) THE EFFECT ON HIS, HER OR ITS TAX SITUATION OF THE REVERSE SPLIT, INCLUDING, BUT NOT LIMITED TO, THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS; (B) THE EFFECT OF POSSIBLE FUTURE LEGISLATION OR REGULATIONS; AND (C) THE REPORTING OF INFORMATION REQUIRED IN CONNECTION WITH THE REVERSE SPLIT ON HIS, HER OR ITS OWN TAX RETURNS. IT WILL BE THE RESPONSIBILITY OF EACH SHAREHOLDER TO PREPARE AND FILE ALL APPROPRIATE FEDERAL, STATE AND LOCAL TAX RETURNS.

SHARE CERTIFICATES.

Following a Reverse Split, the share certificates you now hold will continue to be valid. In the future, new share certificates will contain a legend reflecting a reverse split, but this in no way will affect the validity of your current share certificates.

DISSENTERS' RIGHTS

The Company is distributing this Information Statement to its shareholders in full satisfaction of any notice requirements it may have under the Securities and Exchange Act of 1934, as amended, and the NRS. No dissenters' rights under the NRS and the Company’s bylaws are afforded to the Company's shareholders as a result of the adoption of this resolution.

CONSENTING SHAREHOLDER

On June 12, 2014, our Board of Directors approved the proposal for a Reverse Split to be effected in the future at the sole discretion of the Board of Directors of the Company. A reverse split will be effected in accordance with the articles of incorporation of the Company in accordance with applicable Nevada state laws. The action was approved by the written consent of a majority of all shareholders entitled to vote on the record date. The actual affirmative vote was 51.35% of all outstanding voting stock.

The proposal is not effective before first, completion of this Section 14(c) compliance, and second the mailing or delivery of a definitive Information Statement to shareholders at least 20 days prior to the date that this corporate action may take place.

VOTING SECURITIES OF THE COMPANY

As of June 12, 2014 (the "Record Date"), the Company had 199,996,251 shares of Common Stock issued and outstanding out of 200,000,000 authorized shares of Common Stock. As of the Record Date, the Company had 25,100,000 shares of Series A Convertible Preferred Stock issued and outstanding out of 100,000,000 authorized shares of Series A Convertible Preferred Stock.

Holders of record of the Common Stock and Series A Convertible Preferred Stock at the close of business on the Record Date were entitled to participate in the written consent of our shareholders. Each share Common Stock was entitled to one vote and each share of Series A Convertible Preferred Stock was entitled to one vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT:

The classes of equity securities of MKHD issued and outstanding are Common Stock, $0.0001 par value and Series A Convertible Preferred Stock, $0.0001 par value.

The table on the following page sets forth, as of June 12, 2014, certain information with respect to the Common Stock and Preferred Stock owned by (i) each Director, nominee and executive officer of MKHD; (ii) each person who owns beneficially more than 5% of the Common Stock and/or Preferred Stock; and (iii) all Directors, nominees and executive officers as a group.

	Amount and Nature of Beneficial Ownership
	Common Stock (1)		Series A Voting Preferred Stock (2)
Name and Address of Beneficial Holder	No. of shares	% of Class	No. of shares	% of Class	% Total Voting Power (3)
Directors and Officers
James D. Beatty 228 Park Avenue S #56101 New York, NY 10003-1502 Board of Directors Member CEO, CFO, President, Treasurer	150,000	*	-	-	*
5% Shareholders
Birch First Global Investments Inc. 205 Worth Avenue, Ste. 201 Palm Beach, Florida 33480 Pier S. Bjorklund, President and Director	54,561,690	27.28%	8,888,888	64.18%	28.20%
Access Alternative Group S.A. P.O. Box CB-13997 #6 North Buckner Square Olde Towne Mall, Sandyport, W. Bay St. Nassau, Bahamas Robert Montgomery, Director	5,106,503	2.55%	16,111,112	35.41%	9.43%
Birch First Advisors LLC 205 Worth Avenue, Ste. 201 Palm Beach, Florida 33480 Pier S. Bjorklund, Managing Director	2,380,536	1.19%	-	-	1.06%
Ross Macleod 2923 Duncairn Drive Mississauga, ON L5M 5V7, Canada	28,500,000	14.25%	-	-	12.66%

* Less than 1%.

(1)	Based on 199,996,251 shares of Common Stock issued and outstanding as of June 12, 2014.
(2)

Based on 25,100,000 Series A Preferred Stock issued and outstanding as of June 12, 2014. Each share of Series A Voting Preferred Stock shall be entitled to vote on all matters submitted or required to be submitted to a vote of the stockholders of the Corporation and shall be entitled to one (1) vote of share of Common Stock, at the record date for the determination of stockholders entitled to vote on such matters.

(3)

Percentage Total Voting Power represents total voting power for each beneficial owner with respect to all shares of our Common Stock and Series A Preferred Stock beneficially owner as of June 12, 2014.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Securities and Exchange Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

ADDITIONAL INFORMATION

Only one information statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices at 228 Park Avenue S. #56101, New York, NY 10003-1502. If multiple shareholders sharing an address have received one copy of this information statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

By the order of the Board of Directors

Dated: July 17, 2014	By:	/s/ James D. Beatty
James D. Beatty
President